Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

July 19, 2024

The Hartford Mutual Funds, Inc.

600 Lee Road

Wayne, Pennsylvania 19087

Re	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special Maryland counsel to The Hartford Mutual Funds, Inc. (the “Company”), a corporation formed under the laws of Maryland, with respect to its series, The Hartford Conservative Allocation Fund (the “Acquiring Fund”), in connection with the registration of an indefinite number of shares of common stock of the Acquiring Fund, classified and designated as A, C, I, R3, R4, R5, R6, Y, and F Shares (collectively, the “Shares”), to be issued by the Company, on behalf of the Acquiring Fund, pursuant to an Agreement and Plan of Reorganization (the “Agreement”), between the Company, on behalf of its series, The Hartford Conservative Allocation Fund (the “Acquiring Fund”); the Company on behalf of its series, Hartford AARP Balanced Retirement Fund (the “Acquired Fund”); and Hartford Funds Management Company, LLC (for purposes of Section 10.2 only of the Agreement), pursuant to which the Acquired Fund will be reorganized into the Acquiring Fund.

This opinion letter is being delivered to you in connection with the registration statement on Form N-14, to be filed by the Company with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “1933 Act”) on or about the date hereof in order to register the Shares (the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

In connection with rendering the opinions set forth herein, we have examined the following documents: (1) the form of Agreement, (2) the Articles of Restatement for the Company, along with any amendments or supplements thereto, as certified by the Maryland State Department of Assessments and Taxation (“Articles”); (3) the By-laws of the Company, along with any amendments or supplements thereto as certified by a duly authorized officer of the Company (“By-laws”); (4) Resolutions of the Board of Directors of the Company in connection with the authorization of the issuance of Shares of the Fund, as certified by a duly authorized officer of the Company (“Resolutions”); (5) a Certificate of Status from the Maryland State Department of Assessments and Taxation; (6) the Registration Statement, substantially in the form transmitted to the Commission on or about the date hereof; (7) a certificate executed by an officer of the Company, dated on or about the date hereof (“Certificate”) and (8) such other documents and

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matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

As to certain matters of fact material to this opinion, we have, where such facts were not independently known to us, relied exclusively and without independent verification, on the representations and warranties made in the Certificate. In the course of our representation of the Company, nothing has come to our attention which leads us to believe that any such reliance was unreasonable.

We note that to the extent that our opinion is based on matters known to us or of which we have knowledge, such knowledge is based solely upon the conscious awareness, without investigation or inquiry of any kind, of the current partners and associates of Troutman Pepper Hamilton Sanders LLP who have devoted substantive attention to the matters discussed herein.

Based upon and subject to the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

(a)	the Company is a corporation duly formed and in good standing under the laws of the State of Maryland; and

(b)

the Shares have been duly authorized for issuance by the Company and upon the satisfaction of the conditions contained in the Agreement, the Shares that the Acquiring Fund will issue pursuant to the Agreement will be validly issued, fully paid and non-assessable.

In rendering such opinions, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed for the purposes of this opinion that (i) the Articles, By-Laws, Resolutions, will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares; (ii) there will not have been any changes in applicable law or any other facts or circumstances relating to the Company or the Shares as of the date of the issuance of the Shares; and (iii) upon any issuance of Shares, the total number of shares of each series and class of common stock of the Company issued and outstanding will not exceed the total number of shares of each series and class of common stock that the Company is authorized to issue under the Articles.

Our opinions are limited to matters governed by the laws of the State of Maryland. We do not purport to express, and do not express, any opinion herein with respect to the laws of any other state or jurisdiction. To the extent that any of the Articles, Bylaws, Resolutions, or Registration Statement refer to, incorporate or require compliance with the 1940 Act or any other internal law or regulation applicable to the Company, except for the internal substantive laws of the State of Maryland, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Company.

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No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made. This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

This opinion is rendered as of the date hereof and we assume no obligation to modify, update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur. Our opinion, as expressed herein, is solely for the benefit of the addressee, and unless we give our prior written consent (which may be withheld for any reason or no reason), neither our opinion nor this opinion letter may be quoted in whole or in part or be relied upon by any other person or entity.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP